Exhibit 18.1

May 4, 2004

Board of Directors of Enterprise Products GP, LLC
   (the General Partner of Enterprise Products Partners L.P.)
2727 North Loop West
Houston, Texas 77008

Dear Sirs:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2004, of the facts relating to your change in method of accounting for planned major maintenance for operations related to Belvieu Environmental Fuels, a majority owned subsidiary of Enterprise Products Partners L.P. (the “Company”) from the accrue-in-advance method to expensing these costs as incurred. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2003. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2003.

Yours truly,

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
May 4, 2004